EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

BROWNSHIRE HOLDINGS, INC.

The undersigned for proposes of forming a corporation under the laws of the State of Nevada, does hereby certify as follows:

1.   Name.  The name of the Corporation is Brownshire Holdings, Inc.

2.   Resident Agent and Principal Office.  The name and address of the Corporation’s resident agent are The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511. The Corporation’s principal office in the State of Nevada is located at 6100 Neil Road, Suite 500, Reno (Washoe County), Nevada 89511.

3.   Purpose.  The purpose for which the Corporation is organized is the transaction of any and all lawful activities for which corporations may be incorporated under the laws of the State of Nevada, as the same may be amended from time to time.

4.   Authorized Shares.  The aggregate number of shares which the Corporation shall have authority to issue is 80,000,000 shares of Common Stock, par value $.001 per share, and 20,000,000 shares of Preferred Stock, par value $.001 per share. The shares of Preferred Stock may be issued from time to time in one or more series, in such amount and with such voting powers, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions as expressed in a resolution or resolutions adopted by the Board of Directors.

5.   Directors.  The Corporation shall have a governing Board of Directors, and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation. The initial Board of Directors shall consist of two (2) members, and the names and addresses are as follows:

Director name	Director address
Norman Lynn	660 LaSalle Place, Suite 3A, Highland, IL 60035
Steven A. Rothstein	875 N. Michigan Ave., Ste. 1560, Chicago, IL 60611

6.   Limited Liability of Directors and Officers. To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereinafter be amended, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a Director or officer of the Corporation to the extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The limitation of liability provided herein shall continue after a Director or officer has ceased to occupy such position as to acts or omissions occurring during such Director’s or officer’s term or terms of office. No repeal, amendment or modification of this Article 6, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a Director or officer of the Corporation occurring prior to such repeal, amendment or modification.

7.   Payment of Expenses. The Corporation shall indemnify, defend and hold harmless any person who incurs expenses, claims, damages or liability by reason of the fact that he or she is, or was, an officer, Director, employee or agent of the Corporation, to the fullest extent allowed pursuant to Nevada law.

8.   Anti-Takeover. Pursuant to Nevada Revised Statutes Section 78.378, the Corporation elects not to be governed by the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, as the same may be amended from time to time; and further, pursuant to Nevada Revised Statutes Section 78.434, the Corporation elects not to be governed by the provisions of Nevada Revised Statutes Sections 78.411 to 78.444, inclusive, as the same may be amended from time to time.

9.   Incorporator.  The name and address of the sole incorporator signing these Articles of Incorporation are:
Carey Herbert
c/o Squire, Sanders & Dempsey L.L.P.
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of October, 2002, and I affirm that the foregoing Articles is my act and deed and that the facts stated herein are true.

/s/ Carey Herbert
Carey Herbert

STATE OF ARIZONA,	)
)ss.
COUNTY OF MARICOPA	)

On this 15th day of October, 2002, the foregoing instrument was acknowledged before me by Carey Herbert.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

Janice L. Polancey
Notary Public

My Commission Expires